Exhibit 5.1

Phone:	(215) 569-5500

Fax:	(215) 569-5555

September 12, 2011

StoneMor Partners L.P.

311 Veterans Highway, Suite B

Levittown, PA 19056

Ladies and Gentlemen:

We have acted as counsel to StoneMor Partners L.P. (the “Company”) in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale of up to 500,000 common units representing limited partner interests in the Company (the “Common Units”), pursuant to the StoneMor Partners L.P. Long-Term Incentive Plan, as amended (the “Plan”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

In rendering this opinion, we have examined copies of only the following documents: (i) the Second Amended and Restated Agreement of Limited Partnership of the Company dated as of September 9, 2008 and the Company’s Certificate of Limited Partnership dated April 2, 2004; (ii) the Registration Statement (including all exhibits thereto); (iii) the Plan; and (iv) a certification from an officer of the Company. We have not performed any independent investigation other than the document examination described. We make no representation as to the sufficiency of our investigation for your purposes. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures. In rendering this opinion, we have assumed that (a) the Common Units will be issued in accordance with the terms and conditions of the Plan; and (b) at the time of issuance of any Common Units, there shall be a sufficient number of duly authorized and unissued Common Units to accommodate such issuance.

Based upon and subject to the foregoing and the qualifications and limitations set forth herein, we are of the opinion that the Common Units offered pursuant to the Plan and the Registration Statement will, when issued in the manner and for the consideration contemplated by the Plan and the Registration Statement, be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

One Logan Square 18th & Cherry Streets Philadelphia, PA 19103

www.BlankRome.com

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StoneMor Partners L.P.

September 12, 2011

This opinion is limited to the laws of the State of Delaware and is strictly limited to the matters stated herein. No other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Blank Rome LLP